Exhibit 99.1
FOR FURTHER INFORMATION:
Deck Slone (314) 994-2717
FOR IMMEDIATE RELEASE
Arch Coal Receives Antitrust Clearance from the FTC
Regarding the Jacobs Ranch Transaction
     ST. LOUIS (August 20, 2009) — Arch Coal, Inc. (NYSE:ACI) today announced that it has received antitrust clearance from the Federal Trade Commission (“FTC”) in connection with the company’s pending acquisition of Rio Tinto’s Jacobs Ranch mine in the Powder River Basin of Wyoming.
     “We are very pleased to be moving one step closer to completing the acquisition of Jacobs Ranch,” said Steven F. Leer, Arch’s chairman and chief executive officer. “We are now working swiftly to finalize our due diligence on the transaction and to meet all necessary conditions required for closing.”
     Arch expects the transaction to close within the next six weeks.
     “We are confident this acquisition will create significant benefits for our company, our customers and our shareholders,” added Leer. “We believe the integration of Jacobs Ranch into our existing Black Thunder mine will further enhance our world-class operations in the PRB, the nation’s largest and fastest growing coal supply region.”
     St. Louis-based Arch Coal is one of the largest U.S. coal producers, with revenues of $3.0 billion in 2008. Through its national network of mines, Arch supplies cleaner-burning, low-sulfur coal to U.S. power producers to fuel roughly 6 percent of the nation’s electricity. The company also ships coal to domestic and international steel manufacturers as well as international power producers.
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